Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333‑183365) and on Form S-8 (No. 33-59647, 333-82304, 333-96463, 333-96465, 333-82274, 333-103455, 333-143514, 333-159304, and 333-173990) of Penn Virginia Corporation of our report dated February 25, 2013, with respect to the consolidated balance sheets of Penn Virginia Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10‑K of Penn Virginia Corporation.

/s/ KPMG LLP
Houston, Texas
February 25, 2013